Exhibit 99.1

Education Realty Trust Announces Closing of $95 Million Revolving Credit Facility

Company Release - 11/23/2009 09:00

MEMPHIS, Tenn., Nov. 23, 2009 (GLOBE NEWSWIRE) — Education Realty Trust, Inc. (NYSE:EDR), one of the nation's largest developer, owner, and manager of student housing communities today announced the closing of a $95 million secured revolving credit facility. The new facility has a three year term with a one year extension option and contains an accordion feature allowing the Company to increase the total commitment under the facility to $150 million upon request by the company and lender approval. The facility is currently secured by five properties. KeyBank National Association is the administrative agent for the credit facility.

About Education Realty Trust

Education Realty Trust (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 64 communities in 22 states with 37,827 owned and managed beds. For more information please visit the Company's website at www.educationrealty.com.

CONTACT:  ICR, LLC
Brad Cohen
203-682-8211
bcohen@icrinc.com